Exhibit 99.1

Resources Connection, Inc. Reports Financial Results for Fourth Quarter and Full Fiscal Year 2023

– Fourth Quarter Revenue Beats High End of Outlook Range –

– Significant Pay/Bill Spread Improvement Drives Highest Full Year Gross Margin in Over a Decade –

IRVINE, Calif.--(BUSINESS WIRE)--July 24, 2023--Resources Connection, Inc. (Nasdaq: RGP) (the “Company”), a global consulting firm, today announced its financial results for its fourth quarter and full fiscal year ended May 27, 2023.

Fourth Quarter Fiscal 2023 Highlights Compared to Prior Year Quarter:

  Revenue of $184.4 million declined 15.0% compared to $217.0 million, which included $7.7 million of revenue attributed to taskforce, divested at the beginning of fiscal 2023
  Same-day constant currency revenue, a non-GAAP measure, declined 11.5% excluding taskforce
  Gross margin remained strong at 41.1% compared to 41.3%
  Selling, general and administrative expenses (“SG&A”) of $56.5 million, including $1.9 million of technology transformation costs, or 30.6% of revenue, up 330 basis points
  Net income of $11.8 million (net income margin of 6.4%) compared to $20.5 million (net income margin of 9.5%)
  Diluted earnings per common share of $0.35 compared to $0.61
  Adjusted EBITDA, a non-GAAP measure, was $23.2 million, or 12.6% Adjusted EBITDA margin compared to 15.4%
  Cash dividends declared of $0.14 per share consistent with the prior year quarter
  Available financial liquidity of $291.0 million, up from $224.0 million at fiscal year-end 2022

Full Fiscal Year 2023 Highlights Compared to Prior Year:

  Revenue of $775.6 million declined 3.6% compared to $805.0 million, which included $27.6 million of revenue attributed to taskforce
  Same-day constant currency revenue, a non-GAAP measure, was up 1.1% excluding taskforce
  Gross margin of 40.4%, an improvement of 110 basis points
  SG&A of $228.8 million, including $6.4 million of technology transformation costs, or 29.5% of revenue, compared to 27.9%
  Net income of $54.4 million (net income margin of 7.0%), including goodwill impairment charge of $3.0 million related to Sitrick, compared to $67.2 million (net income margin of 8.3%)
  Diluted earnings per common share of $1.59 compared to $2.00
  Adjusted EBITDA, a non-GAAP measure, of $100.2 million, or 12.9% Adjusted EBITDA margin, up 10 basis points

Management Commentary

“We finished the year with organic revenue growth year over year, while also delivering strong profitability,” said Kate W. Duchene, Chief Executive Officer. “These results – produced in a challenging macroenvironment – are a testament to our employees’ hard work and client receptivity to our agile co-execution model, which is purpose built to be an alternative to traditional partnership consulting models. We deliver experts who execute and help businesses transform with agility. We are excited to continue improving the company for the long term with investments in consultant experience, client services and technology, including a cloud-based enterprise resource planning system, a talent acquisition and management system, and our digital engagement platform, HUGO by RGP®. We stand ready to accelerate our growth as the economy improves with inflation moderating and interest rates stabilizing.”

Fourth Quarter Fiscal 2023 Results

Revenue of $184.4 million decreased by $32.6 million or 15%, compared to the fourth quarter of fiscal 2022. Excluding $7.7 million of revenue from taskforce, which was divested at the beginning of fiscal 2023, and on a constant currency basis, revenue decreased by 11.5%, reflecting slower buying patterns from clients as a result of a softer macroeconomic environment. Compared to the prior year quarter on the same basis (i.e., excluding taskforce), billable hours decreased by 12.6%, while average bill rate improved by 0.9% on a constant currency basis.

Gross margin was 41.1%, compared to 41.3% in the prior year quarter. The change was primarily due to lower leverage on indirect cost of service as a result of softer topline performance, offset by a 150 basis points improvement in pay/bill ratio driven by the successful execution of ongoing pricing initiative to raise bill rates and the divestiture of taskforce which historically had less favorable pay/bill ratios.

SG&A for the fourth quarter of fiscal 2023 was $56.5 million, an improvement of $2.8 million compared to the prior year quarter. The decrease in SG&A costs was primarily due to lower management incentive compensation expense, partially offset by higher technology transformation costs as the Company continued to execute its technology implementation project.

The fourth quarter had a provision for income taxes of $5.4 million (an effective tax rate of 31.4%) compared to $7.2 million (an effective tax rate of 26.1%) for the fourth quarter of fiscal 2022. The effective tax rate for the fourth quarter of fiscal 2023 was attributed to lower international pre-tax income. The lower international pre-tax income causes the effective rate to increase, especially where there is a full valuation allowance that negates the tax benefit of losses.

Net income was $11.8 million (net income margin of 6.4%), compared to $20.5 million (net income margin of 9.5%) in the prior year quarter, primarily due to lower topline revenue and higher SG&A as a percentage of revenue as the Company continued to execute on its technology implementation project to drive long-term growth and efficiency. Despite continued challenges posed by the macro environment, the Company delivered a solid Adjusted EBITDA margin of 12.6% in the fourth quarter.

Full Fiscal Year 2023 Results

Annual revenue declined 3.6% versus a year ago to $775.6 million but increased by 1.1% on a same-day constant currency basis excluding taskforce. Gross margin improved by 110 basis points to 40.4%, driven by the 220 basis points improvement in pay/bill ratio as the Company’s pricing initiative continued to yield positive results and as a result of taskforce divestiture. The Company’s continued focus on operational efficiency supported a healthy ratio of SG&A to revenue of 29.5%, with SG&A of $228.8 million including $6.4 million of technology transformation costs. Despite a challenging macro environment throughout the fiscal year, the Company delivered net income of $54.4 million (net income margin of 7.0%) including a goodwill impairment charge of $3.0 million related to Sitrick, diluted earnings per common share of $1.59, and a strong Adjusted EBITDA margin of 12.9%.

RESOURCES CONNECTION, INC. SUMMARY OF CONSOLIDATED FINANCIAL RESULTS (In thousands, except per share amounts)

	Three Months Ended		For the Years Ended
	May 27,	May 28,	May 27,	May 28,	May 29,
	2023	2022	2023	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$184,449	$217,031	$775,643	$805,018	$629,516
Direct cost of services	108,731	127,356	462,501	488,376	388,112
Gross profit	75,718	89,675	313,142	316,642	241,404
Selling, general and administrative expenses	56,507	59,356	228,842	224,721	209,326
Amortization expense	1,275	1,300	5,018	4,908	5,228
Depreciation expense	887	881	3,539	3,575	3,897
Goodwill impairment	-	-	2,955	-	-
Income from operations	17,049	28,138	72,788	83,438	22,953
Interest (income) expense, net	(110)	320	552	1,064	1,600
Other (income) expense	(1)	59	(382)	(594)	(1,331)
Income before income tax expense (benefit)	17,160	27,759	72,618	82,968	22,684
Income tax expense (benefit)	5,392	7,232	18,259	15,793	(2,545)
Net income	$11,768	$20,527	$54,359	$67,175	$25,229

Net income per common share:
Basic	$0.35	$0.62	$1.63	$2.04	$0.78
Diluted	$0.35	$0.61	$1.59	$2.00	$0.78

Weighted average number of common and common equivalent shares outstanding:
Basic	33,374	32,957	33,407	32,953	32,444
Diluted	33,886	33,499	34,185	33,556	32,552

Cash dividends declared per common share	$0.14	$0.14	$0.56	$0.56	$0.56

Revenue by Geography
North America	$160,999	$183,817	$680,993	$676,419	$512,777
Europe	10,757	19,433	42,509	76,075	72,496
Asia Pacific	12,693	13,781	52,141	52,524	44,243
Total consolidated revenue	$184,449	$217,031	$775,643	$805,018	$629,516

Cash dividend
Total cash dividends paid	$4,819	$4,635	$18,784	$18,600	$18,230

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET, today, July 24, 2023. A live webcast of the call will be available on the Events section of the Company’s Investor Relations website. To access the call by phone, please go to this link (registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for 30 days by visiting the Events section of the Company’s Investor Relations website.

About RGP

RGP is a global consulting firm focused on project execution services that power clients’ operational needs and change initiatives utilizing on-demand, experienced and diverse talent. As a next-generation human capital partner for our clients, we specialize in co-delivery of enterprise initiatives typically precipitated by business transformation, strategic transactions or regulatory change. Our engagements are designed to leverage human connection, expertise and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’, and partners’ success. Our unique approach to workforce strategy strongly positions us to help our clients transform their businesses and workplaces, especially in a time where high-quality talent is increasingly scarce and leaders are increasingly adopting more flexible workforce models to execute transformational projects. Our mission as an employer is to connect our team members to meaningful opportunities that further their career ambitions within the context of a supportive talent community of dedicated professionals. With approximately 4,100 professionals, we annually engage with over 2,000 clients around the world from 35 physical practice offices and multiple virtual offices. We are their partner in delivering on the “now of work.” Headquartered in Irvine, California, RGP is proud to have served 87% of the Fortune 100 as of May 2023.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to expectations concerning matters that are not historical facts. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding our growth and operational plans, our ability to capture demand when the buying environment improves and expectations regarding our continued growth and ability to deliver increased stockholder value. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include, but are not limited to, the following: risks related to an economic downturn or deterioration of general macroeconomic conditions, potential adverse effects to our and our clients’ liquidity and financial performances from bank failures or other events affecting financial institutions, risks arising from epidemic diseases or pandemics, the highly competitive nature of the market for professional services, risks related to the loss of a significant number of our consultants, or an inability to attract and retain new consultants, the possible impact on our business from the loss of the services of one or more key members of our senior management, risks related to potential significant increases in wages or payroll-related costs, our ability to secure new projects from clients, our ability to achieve or maintain a suitable pay/bill ratio, our ability to compete effectively in the competitive bidding process, risks related to unfavorable provisions in our contracts which may permit our clients to, among other things, terminate the contracts partially or completely at any time prior to completion, our ability to realize the level of benefit that we expect from our restructuring initiatives, risks that our recent digital expansion and technology transformation efforts may not be successful, our ability to build an efficient support structure as our business continues to grow and transform, our ability to grow our business, manage our growth or sustain our current business, our ability to serve clients internationally, additional operational challenges from our international activities possible disruption of our business from our past and future acquisitions, the possibility that our recent rebranding efforts may not be successful, our potential inability to adequately protect our intellectual property rights, risks that our computer hardware and software and telecommunications systems are damaged, breached or interrupted, risks related to the failure to comply with data privacy laws and regulations and the adverse effect it may have on our reputation, results of operations or financial condition, our ability to comply with governmental, regulatory and legal requirements and company policies, the possible legal liability for damages resulting from the performance of projects by our consultants or for our clients’ mistreatment of our personnel, risks arising from changes in applicable tax laws or adverse results in tax audits or interpretations, the possible adverse effect on our business model from the reclassification of our independent contractors by foreign tax and regulatory authorities, the possible difficulty for a third party to acquire us and resulting depression of our stock price, the operating and financial restrictions from our credit facility, risks related to the variable rate of interest in our credit facility, the possibility that we are unable to or elect not to pay our quarterly dividend payment, and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 28, 2022, the Annual Report on Form 10-K for the year ended May 27, 2023, which will be filed on or around July 25, 2023, and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

Non-GAAP Financial Measures

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, accounting principles generally accepted in the U.S. (“GAAP”) to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the Consolidated Statements of Operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

  Same-day constant currency revenue is adjusted for the following items:
    Currency impact. In order to remove the impact of fluctuations in foreign currency exchange rates, the Company calculates same-day constant currency revenue, which represents the outcome that would have resulted had exchange rates in the current period been the same as those in effect in the comparable prior period.
    Business days impact. In order to remove the fluctuations caused by comparable periods having a different number of business days, the Company calculates same-day revenue as current period revenue (adjusted for currency impact) divided by the number of business days in the current period, multiplied by the number of business days in the comparable prior period. The number of business days in each respective period is provided in the “Number of Business Days” section of the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below.
  EBITDA is calculated as net income before amortization expense, depreciation expense, interest and income taxes.
  Adjusted EBITDA is calculated as EBITDA plus or minus stock-based compensation expense, technology transformation costs, goodwill impairment, restructuring costs, and contingent consideration adjustments. Adjusted EBITDA at the segment level excludes certain shared corporate administrative costs that are not practical to allocate.
  Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue.
  Cash tax rate excludes the non-cash tax impact of stock option expirations, non-cash tax impact of valuation allowances on international deferred tax assets, and other non-cash tax items.
  Adjusted income tax expense (benefit) is calculated based on the Company’s cash tax rates (as defined above).
  Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus or minus the per share impact of stock-based compensation expense, technology transformation costs, goodwill impairment, restructuring costs, contingent consideration adjustments, and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP financial measures, which are used by management to assess the core performance of our Company, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of our Company and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for revenue, net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our revenue, profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

RESOURCES CONNECTION, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except number of business days)

	Three Months Ended		For the Years Ended
Revenue by Geography	May 27,	May 28,	May 27,	May 28,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)
North America
As reported (GAAP)	$160,999	$183,817	$680,993	$676,419
Currency impact	(333)		(504)
Business days impact	-		-
Same-day constant currency revenue	$160,666		$680,489

Europe
As reported (GAAP) (1)	$10,757	$19,433	$42,509	$76,075
Currency impact	222		4,419
Business days impact	133		871
Same-day constant currency revenue	$11,112		$47,799

Asia Pacific
As reported (GAAP)	$12,693	$13,781	$52,141	$52,524
Currency impact	805		5,509
Business days impact	48		516
Same-day constant currency revenue	$13,546		$58,166

Total Consolidated
As reported (GAAP) (1)	$184,449	$217,031	$775,643	$805,018
Currency impact	694		9,424
Business days impact	181		1,387
Same-day constant currency revenue	$185,324		$786,454

Number of Business Days
North America (2)	65	65	251	251
Europe (3)	61	62	248	254
Asia Pacific (3)	61	62	245	247

(1) Total Consolidated revenue and Europe revenue as reported under GAAP include taskforce revenue of zero and $7.7 million for the three months ended May 27, 2023 and May 28, 2022, respectively, and $0.2 million and $27.6 million for the year ended May 27, 2023 and May 28, 2022, respectively.

(2) This represents the number of business days in the United States.

(3) The business days in international regions represents the weighted average number of business days.

RESOURCES CONNECTION, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts and percentages)

	Three Months Ended
	May 27,	% of	May 28,	% of
Adjusted EBITDA	2023	Revenue	2022	Revenue
	(Unaudited)		(Unaudited)
Net income	$11,768	6.4%	$20,527	9.5%
Adjustments:
Amortization expense	1,275	0.7	1,300	0.6
Depreciation expense	887	0.5	881	0.4
Interest (income) expense, net	(110)	(0.1)	320	0.1
Income tax expense	5,392	2.9	7,232	3.3
EBITDA	19,212	10.4	30,260	13.9
Stock-based compensation expense	2,146	1.2	2,317	1.1
Technology transformation costs (1)	1,879	1.0	759	0.4
Restructuring costs (2)	-	-	26	-
Adjusted EBITDA	$23,237	12.6%	$33,362	15.4%

Adjusted Diluted Earnings per Common Share
Diluted earnings per common share, as reported	$0.35		$0.61
Stock-based compensation expense	0.06		0.07
Technology transformation costs (1)	0.06		0.02
Restructuring costs (2)	-		-
Income tax impact of adjustments	(0.03)		(0.03)
Adjusted diluted earnings per common share	$0.44		$0.67

Adjusted Income Tax Expense and Cash Tax Rate
Income tax expense	$5,392		$7,232
Effect of non-cash tax items:
Stock option expirations	(12)		(69)
Valuation allowance on international deferred tax assets	(414)		(1,891)
Net uncertain tax position adjustments	(15)		(6)
Other adjustments	(1)		(783)
Adjusted income tax expense	$4,950		$4,483

Effective tax rate	31.4%		26.1%
Total effect of non-cash tax items on effective tax rate	(2.5%)		(9.9%)
Cash tax rate	28.9%		16.2%

(1) Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management system. Such costs primarily include software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

(2) The Company substantially completed our global restructuring and business transformation plan (the “Restructuring Plans”) in fiscal 2021. All the remaining accrued restructuring liability on the books related to employee termination costs was either paid or released as of May 27, 2023.

RESOURCES CONNECTION, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts and percentages)

	For the Years Ended
	May 27,	% of	May 28,	% of	May 29,	% of
Adjusted EBITDA	2023	Revenue	2022	Revenue	2021	Revenue
	(Unaudited)		(Unaudited)		(Unaudited)
Net income	$54,359	7.0%	$67,175	8.3%	$25,229	4.0%
Adjustments:
Amortization expense	5,018	0.6	4,908	0.6	5,228	0.8
Depreciation expense	3,539	0.4	3,575	0.4	3,897	0.6
Interest expense, net	552	0.1	1,064	0.2	1,600	0.3
Income tax expense (benefit)	18,259	2.4	15,793	2.0	(2,545)	(0.4)
EBITDA	81,727	10.5	92,515	11.5	33,409	5.3
Stock-based compensation expense	9,521	1.2	8,168	1.0	6,613	1.1
Technology transformation costs (1)	6,355	0.8	1,449	0.2	-	-
Goodwill impairment (2)	2,955	0.4	-	-	-	-
Restructuring costs (3)	(364)	-	833	0.1	8,260	1.3
Contingent consideration adjustment	-	-	166	-	4,512	0.7
Adjusted EBITDA	$100,194	12.9%	$103,131	12.8%	$52,794	8.4%

Adjusted Diluted Earnings per Common Share
Diluted earnings per common share, as reported	$1.59		$2.00		$0.78
Stock-based compensation expense	0.28		0.24		0.20
Technology transformation costs (1)	0.19		0.04		-
Goodwill Impairment (2)	0.09		-		-
Restructuring costs (3)	(0.01)		0.02		0.25
Contingent consideration adjustment	-		-		0.14
Income tax impact of adjustments	(0.14)		(0.08)		(0.07)
Adjusted diluted earnings per common share	$2.00		$2.22		$1.30

Adjusted Income Tax Expense (Benefit) and Cash Tax Rate
Income tax expense (benefit)	$18,259		$15,793		$(2,545)
Effect of non-cash tax items:
Stock option expirations	(34)		(231)		(1,226)
Valuation allowance on international deferred tax assets	1,217		5,371		(880)
Net uncertain tax position adjustments	(54)		(36)		(24)
Other adjustments	273		(129)		357
Adjusted income tax expense (benefit)	$19,661		$20,768		$(4,318)

Effective tax rate	25.1%		19.0%		(11.2%)
Total effect of non-cash tax items on effective tax rate	2.0%		6.0%		(7.8%)
Cash tax rate	27.1%		25.0%		(19.0%)

(1) Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management system. Such costs primarily include software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

(2) Goodwill impairment charge recognized during the year ended May 27, 2023 was related to Sitrick operating segment.

(3) The Company substantially completed our Restructuring Plans in fiscal 2021. All the remaining accrued restructuring liability on the books related to employee termination costs was either paid or released as of May 27, 2023.

Segment Results

On May 31, 2022, the Company divested taskforce – Management on Demand GmbH, and its wholly owned subsidiary skillforce –Executive Search GmbH, a German professional services firm operating under the taskforce brand (“taskforce”). Since the third quarter of fiscal 2021, the business operated by taskforce, along with its parent company, Resources Global Professionals (Germany) GmbH, an affiliate of the Company, represented an operating segment of the Company and was reported as a part of Other Segments. Effective May 31, 2022, the Company’s operating segments consist of RGP and Sitrick, within the other segment category. Prior-period comparative segment information was not restated as a result of the divestiture of taskforce as the Company did not have a change in internal organization or the financial information that the Chief Operating Decision Maker uses to assess performance and allocate resources.

RGP is the Company’s only operating segment that meets the quantitative threshold of a reportable segment. Sitrick does not individually meet the quantitative threshold to qualify as a reportable segment. Therefore, Sitrick is disclosed in Other Segments.

The following table discloses the Company’s revenue and Adjusted EBITDA by segment for each of the periods presented (in thousands):

	Three Months Ended		For the Years Ended
	May 27,	May 28,	May 27,	May 28,	May 29,
	2023	2022	2023	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
RGP	$181,662	$206,766	$764,511	$764,350	$587,620
Other Segments (1)	2,787	10,265	11,132	40,668	41,896
Total revenue	$184,449	$217,031	$775,643	$805,018	$629,516

Adjusted EBITDA:
RGP	$31,045	$42,354	$132,377	$134,187	$77,589
Other Segments (1)	419	710	1,179	3,527	3,580
Reconciling items (2)	(8,227)	(9,702)	(33,362)	(34,583)	(28,375)
Total Adjusted EBITDA (3)	$23,237	$33,362	$100,194	$103,131	$52,794

(1) Amounts reported in Other Segments for the three months and year ended May 27, 2023 include Sitrick and an immaterial amount from taskforce from May 29, 2022 through May 31, 2022, the completion date of the sale. Amounts previously reported for the three months and year ended May 28, 2022 and May 29, 2021 included the Sitrick and taskforce operating segments.

(2) Reconciling items are generally comprised of unallocated corporate administrative costs, including management and board compensation, corporate support function costs and other general corporate costs that are not allocated to segments.

(3) A reconciliation of the Company’s net income to Adjusted EBITDA on a consolidated basis is presented in tables on page 7 and 8.

RESOURCES CONNECTION, INC. SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION (In thousands, except consultant headcount and average rates)

	May 27,	May 28,
SELECTED BALANCE SHEET INFORMATION:	2023	2022
	(Unaudited)
Cash and cash equivalents	$116,784	$104,224
Trade accounts receivable, net of allowance for doubtful accounts	$137,356	$153,154
Total assets	$531,999	$581,473
Current liabilities	$97,084	$124,322
Long-term debt	$-	$54,000
Total liabilities	$117,479	$209,024
Total stockholders’ equity	$414,520	$372,449

	For the Years Ended
	May 27,	May 28,
SELECTED CASH FLOW INFORMATION:	2023	2022
	(Unaudited)
Cash flow -- operating activities	$81,636	$49,444
Cash flow -- investing activities	$3,943	$(2,961)
Cash flow -- financing activities	$(71,914)	$(13,371)

	Three Months Ended
	May 27,	May 28,
SELECTED OTHER INFORMATION:	2023	2022
	(Unaudited)	(Unaudited)
Consultant headcount, end of period	3,145	3,388
Average bill rate (1)	$129	$131
Average pay rate (1)	$62	$64
Common shares outstanding, end of period	33,475	33,197

(1) Rates represent the weighted average bill rates and pay rates across the countries in which we operate. Such weighted average rates are impacted by the mix of our business across the geographies as well as fluctuations in currency rates. Constant currency average bill and pay rates using the same exchange rates in the fourth quarter of fiscal 2022 were $130 and $62, respectively.

Contacts

Analyst Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com